                                                  CB [LOGO] Richard Ellis
P R E S S   R E L E A S E
--------------------------                           CB Richard Ellis, Inc.
                                                     Los Angeles Downtown
                                                     Office
                                                     333 South Beaudry Avenue
                                                     Los Angeles, CA 90017-5139
                                                     T  213 613 3123
                                                     F  213 613 3535
                                                     www.cbrichardellis.com

                                                     EXHIBIT 99

FOR IMMEDIATE RELEASE -- November 3, 1999

For further information:
Media:                                     Investors:
Joseph Fitzpatrick                         Jeff Misakian
CB Richard Ellis                           CB Richard Ellis
213 613 3033                               213 613 3351

                CB Richard Ellis Reports Third Quarter Results

El Segundo, Calif. (November 3, 1999) - CB Richard Ellis (NYSE:CBG) today reported a 12 percent increase in revenue for the third quarter ended September 30, 1999 and a 16 percent increase in revenue for the nine months ended September 30, 1999, compared to the same periods last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) in the September 1999 quarter declined 16 percent to $30.0 million, compared to $35.9 million in the same period last year. EBITDA for the nine months ended September 30, 1999 decreased 10 percent to $71.7 million, compared to $79.2 million in the same period last year.

The increase in revenue in the September 1999 quarter primarily reflects stronger sales and leasing revenues and contributions from operations acquired last year. For the nine months ended September 30, 1999, the increase primarily reflects the contribution from offshore operations acquired last year. The decline in EBITDA was principally due to higher expenses associated with the company's North American and global operations relative to the pace of revenue growth and expenses related to the company's recently announced restructuring. In addition, the emphasis on a bonus rather than commission-based compensation structure by the company's offshore operations resulted in higher expenses relative to revenues in the first three quarters of 1999 versus the same periods last year.

Ray Wirta, chief executive officer, commented, "We are pleased that revenues continued to run ahead of last year. Offshore operations, in particular, continued to post strong results. We also are encouraged to see sales and leasing activity in North America in the recent quarter begin to improve, although there can be no assurance that this improvement will continue. Because the pace of sales and leasing activity in North America trailed expectations for most of the year, revenue growth has not been sufficient to offset the increased costs from building our North American and global platform. This resulted in lower earnings performance than we had expected to see at this time of the year. While we expect to see

                                    -more-

                  N A V I G A T I N G   A   N E W   W O R L D

CB Richard Ellis Press Release
November 3, 1999
Page 2 of 4

leasing activity remain strong for the rest of the year, final sales revenue for the year will depend, in large part, on interest rate movements and the effect of Y2K concerns on year-end closings.

"We believe the challenges we face in revenue growth this year are temporary. Real estate fundamentals remain sound, continuing to benefit from a U.S. economy with stable growth and low inflation and an encouraging real estate supply/demand balance. Because of these temporary challenges, we are focused on controlling costs for the remainder of the year and into 2000. Our previously announced, and now fully implemented, restructuring of North American field operations will result in annual cost savings of $14 million in 2000 and beyond. These cost savings will have little impact on 1999 because of the associated severance costs. We will continue to focus on opportunities to streamline operations further in the coming months. In particular, we have targeted an additional $10 million in annual run-rate cost savings from our North American and global back-office operations, which currently run at a $55 million rate. These additional cost savings are expected to be in place by the first quarter of 2000."

The company reported net income for the September 1999 quarter of $4.6 million, or $0.22 per diluted share, compared with $10.1 million, or $0.48 per diluted share in the September 1998 quarter. Net income for the nine months ended September 30, 1999 was $6.3 million, or $0.30 per diluted share, compared with a net loss applicable to common shareholders of $21.3 million, or $1.07 per diluted share in the same period last year. The results for the 1998 nine-month period include after-tax merger-related and other non-recurring charges of $8.7 million and a deemed dividend of $32.3 million on the repurchase of the company's preferred stock. Excluding these factors, the company reported adjusted net income in the 1998 nine-month period of $19.7 million, or $0.96 per diluted share.

The decline in net income reflects the lower EBITDA, higher interest expense and goodwill amortization associated with last year's acquisitions and a higher effective income tax rate.

Wirta commented, "The slower than expected pace of sales and leasing transactions in North America in the first half of the year has made it difficult to forecast revenue and earnings growth. Given the challenges we face in sales activity in the fourth quarter, EBITDA for the 1999 full year could come in 15 percent or more below current expectations. Because of the leverage created by the debt incurred and goodwill recorded in past acquisitions, this reduced level of EBITDA would translate into a reduction in earnings per share of approximately 25 percent from current expectations for 1999."

Segment Results

As previously announced, the company changed its segment reporting due to a reorganization undertaken to streamline operations and simplify reporting. Prior periods have been restated to conform to the new segment presentation.

Transaction Management

Transaction Management, which includes commercial property sales and leasing transactions and brokerage consulting fees, contributed 73 percent of the company's consolidated revenue in the September 1999 quarter. Investment property sales, which had previously been included in the Financial Services segment, are now included in Transaction Management.

CB Richard Ellis Press Release
November 3, 1999
Page 3 of 4

Transaction Management revenue increased 14 percent and 12 percent, respectively, in the September 1999 quarter and year-to-date, compared to a year ago. EBITDA for Transaction Management increased 12 percent in the September 1999 quarter, but decreased 5 percent in the nine months ended September 30, 1999 compared to the same periods last year. The EBITDA margin for Transaction Management of 13.3 percent in the September 1999 quarter was essentially flat compared to the same period last year. For the nine months ended September 30, 1999, the EBITDA margin for Transaction Management declined to 10.2 percent, compared to 12.0 percent in the same period last year.

The revenue and EBITDA improvement in the current quarter over last year is primarily due to higher sales and lease revenues, which reflect an improvement in transaction activity. The decline in EBITDA performance in the September 1999 nine-month period reflects the continued impact of the slower pace of sales and leasing activity in the first half of the year.

Wirta commented, "In spite of a challenging year for sales and leasing activity, our Transaction Management segment posted solid results in the current quarter. CB Richard Ellis continued to lead the market with several major deals that demonstrated the synergies that are being brought to bear by our global services platform."

Financial Services

Financial Services provides valuation, mortgage lending and advisory services to property owners, including Wall Street firms and institutional, corporate and
offshore investors.   Financial Services contributed 14 percent to the company's consolidated revenue in the September 1999 quarter.

Financial Services revenue increased 2 percent and 24 percent in the September 1999 quarter and year-to-date, respectively, compared to the same periods last year. Financial Services EBITDA declined 108 percent and 11 percent in the September 1999 quarter and year-to-date, respectively, compared to the same periods last year.

The revenue improvement in the nine-month period was primarily due to increased consulting and appraisal fees, partially offset by lower mortgage banking fees. The decline in EBITDA in the September 1999 quarter was primarily due to lower than expected revenues in the company's Appraisal and Mortgage Banking business lines as a result of the sluggish commercial mortgage backed securities market and an unusually high level of activity in the third quarter of 1998.

Management Services

Management Services provides property and facilities management services to investors and major corporate clients. Management Services contributed 13 percent of the company's consolidated revenue in the September 1999 quarter.

CB Richard Ellis Press Release
November 3, 1999
Page 4 of 4

Revenue for Management Services increased 14 percent and 33 percent in the September 1999 quarter and year-to-date, respectively, compared to the same periods last year. EBITDA for Management Services decreased 92 percent and 39 percent in the September 1999 quarter and year-to-date, respectively, compared to the same periods last year. The higher revenues reflect increased business from the company's integrated service approach and increased servicing of larger portfolios. The decline in EBITDA reflects the company's continued investment in building its global corporate outsourcing capabilities.

The company secured several property and facilities management contracts in the recent quarter, increasing total square feet under management by 14 percent to 433 million square feet at the end of the September 1999 quarter from 380 million square feet a year ago. Wirta noted that the company is also responding to a number of significant requests for proposals from both real estate investors and Corporate America.

CB Richard Ellis (NYSE:CBG) is the world's leading real estate services company. Headquartered in Los Angeles with 10,000 employees worldwide, the company serves real estate owners, investors and occupiers through nearly 250 principal offices in 35 countries. Services include property sales and leasing, property management, corporate services and facilities management, mortgage banking, investment management, capital markets, appraisal/valuation, research and consulting. CB Richard Ellis had 1998 revenues of over $1 billion. For more information about CB Richard Ellis, visit the company's website at www.cbrichardellis.com.
----------------------

This release contains forward-looking statements concerning expectations for future revenues, cost reductions and earnings performance. These statements reflect the company's current plans and expectations and are based on information currently available to it. They rely on a number of assumptions and estimates, which could prove to be inaccurate, and which are subject to risks and uncertainties that could cause the company's actual results to vary materially from the results anticipated. CB Richard Ellis undertakes no obligation to update publicly or revise any forward-looking statements. These statements are qualified by reference to the company's 1998 Annual Report and 10-K and its quarterly reports on 10-Q.

                                      ###

                        CB RICHARD ELLIS SERVICES, INC
                               OPERATING RESULTS
        For the Three and Nine Months Ended September 30, 1999 and 1998
            (Dollars in thousands, except share and per share data)
                                  (Unaudited)

                                                              Three Months Ended September 30,   Nine Months Ended September 30,
                                                              --------------------------------   -------------------------------
Consolidated                                                       1999           1998               1999             1998
------------                                                   -----------    -----------         -----------     -----------
Revenue:
   Leases.................................................    $   111,430    $    97,763         $   295,957     $   252,654
   Sales..................................................        106,695         93,770             268,704         253,463
   Property and facilities management fees................         26,689         23,838              80,516          58,814
   Consulting and referral fees...........................         18,612         19,515              54,044          41,340
   Appraisal fees.........................................         15,018         13,983              45,334          31,661
   Loan origination and servicing fees....................         10,247         11,750              26,682          27,625
   Realty advisor fees....................................          7,854          7,348              20,723          23,755
   Other..................................................         10,473          5,836              25,426          14,902
                                                              -----------    -----------         -----------     -----------
   Total revenue..........................................        307,018        273,803             817,386         704,214

Costs and expenses:
   Commissions, fees and other incentives.................        137,709        119,959             351,317         315,271
   Operating, administrative and other....................        139,262        117,909             394,404         309,700
   Merger-related and other nonrecurring charges..........            -              -                   -            16,585
   Depreciation and amortization..........................         10,001          9,337              29,963          22,086
                                                              -----------    -----------         -----------     -----------
Operating income..........................................         20,046         26,598              41,702          40,572
Interest income...........................................            791            703               1,861           1,968
Interest expense..........................................         10,294          9,628              29,670          21,359
                                                              -----------    -----------         -----------     -----------

Income before provision for income tax....................         10,543         17,673              13,893          21,181
Provision for income tax..................................          5,895          7,534               7,642          10,257
                                                              -----------    -----------         -----------     -----------
Net income................................................    $     4,648    $    10,139         $     6,251     $    10,924
Dividend on preferred stock...............................    $       -      $       -           $       -       $    32,273 (2)
                                                              -----------    -----------         -----------     -----------
Earnings (loss) applicable to common stockholders.........    $     4,648    $    10,139         $     6,251     $   (21,349)
                                                              ===========    ===========         ===========     ===========
Basic earnings (loss) per share...........................    $      0.22    $      0.49         $      0.30     $     (1.07)
                                                              ===========    ===========         ===========     ===========
Number of shares used in computing basic
   earnings (loss) per share..............................     21,098,757     20,692,573          21,021,512      19,917,773
                                                              ===========    ===========         ===========     ===========
Diluted earnings (loss) per share.........................    $      0.22    $      0.48         $      0.30     $    (1.07)
                                                              ===========    ===========         ===========     ===========
Number of shares used in computing
   diluted earnings (loss) per share......................     21,162,334     21,101,324          21,103,139      19,917,773
                                                              ===========    ===========         ===========     ===========
Adjusted diluted earnings per share (1)...................    $      0.22    $      0.48         $      0.30     $      0.96
                                                              ===========    ===========         ===========     ===========
Number of shares used in computing
  adjusted diluted earnings per share (1).................     21,162,334     21,101,324          21,103,139      20,454,938
                                                              ===========    ===========         ===========     ===========
EBITDA excluding merger-related and other
 nonrecurring charges.....................................    $    30,047    $    35,935         $    71,665     $    79,243
                                                              ===========    ===========         ===========     ===========
EBITDA Margin.............................................            9.8%          13.1%                8.8%           11.3%
                                                              ===========    ===========         ===========     ===========

(1) Excludes merger-related and other nonrecurring charges, net of tax effect and the effect of deemed dividend associated with the repurchase of preferred stock
(2) Deemed dividend associated with the repurchase of preferred stock

                        CB RICHARD ELLIS SERVICES, INC
                     OPERATING RESULTS BY BUSINESS SEGMENT
        For the Three and Nine Months Ended September 30, 1999 and 1998
                            (Dollars in thousands)
                                  (Unaudited)

                                                      Three Months Ended September 30,       Nine Months Ended September 30,
                                                      --------------------------------       -------------------------------
                                                         1999                  1998              1999                1998
                                                      ----------            ----------        ----------          ----------
Transaction Management
----------------------
Revenue:
 Leases. . . . . . . . . . . . . . . . . . . . . . ..  $ 105,893            $  93,433        $ 280,866            $  240,584
 Sales. . . . . . . . . . . . . . . . . . . . . . . .    103,890               91,107          261,510               246,780
 Other consulting and referral fees . . . . . . . . .     15,461               12,967           40,192                33,315
                                                       ---------            ---------        ---------            ----------
 Total revenue. . . . . . . . . . . . . . . . . . . .    225,244              197,507          582,568               520,679

Costs and expenses:
 Commissions, fees and other incentives  . . . . . . .   119,717              105,041          305,206               278,497
 Operating, administrative and other. . . . . . . . .     75,509               65,558          218,165               179,604
 Depreciation and amortization  . . . . . . . . . . .      4,826                3,981           13,615                 8,959
                                                       ---------            ---------        ---------            ----------
Operating income . . . . . . . . . . . . . . . . . ..  $  25,192            $  22,927        $  45,582            $   53,619
                                                       =========            =========        =========            ==========
EBITDA . . . . . . . . . . . . . . . . . . . . . . .   $  30,018            $  26,908        $  59,197            $   62,578
                                                       =========            =========        =========            ==========
EBITDA  Margin. . . . . . . . . . . . . . . . . . .        13.3%                13.6%            10.2%                 12.0%
                                                       =========            =========        =========            ==========
EBITDA  as a percent of consolidated EBITDA. . . . .       99.9%                74.9%            82.6%                 79.0%
                                                       =========            =========        =========            ==========
Financial Services
------------------
Revenue:
 Appraisal fees . . . . . . . . . . . . . . . . . . .  $  14,730            $  14,389        $  44,129             $  31,911
 Loan origination and servicing fees . . . . . . . . .    10,247               11,750           26,680                27,625
 Realty advisor fees . . . . . . . . . . . . . . . . .     7,338                7,496           19,765                23,281
 Other. . . . . . . . . . . . . . . . . . . . . . . .     10,632                8,654           32,125                16,351
                                                       ---------            ---------        ---------             ---------
 Total revenue. . . . . . . . . . . . . . . . . . . .     42,947               42,289          122,699                99,168

Costs and expenses:
 Commissions, fees and other incentives  . . . . . . .    14,858               12,437           36,966                28,140
 Operating, administrative and other. . . . . . . . .     28,442               25,407           78,406                62,844
 Depreciation and amortization . . . . . . . . . . . .     2,804                3,080            9,260                 7,499
                                                       ---------            ---------        ---------             ---------
Operating loss . . . . . . . . . . . . . . . . . . .   $  (3,157)           $   1,365        $  (1,933)            $     685
                                                       =========            =========        =========             =========
EBITDA . . . . . . . . . . . . . . . . . . . . . . .   $    (353)           $   4,445        $   7,327             $   8,184
                                                       =========            =========        =========             =========
EBITDA  Margin . . . . . . . . . . . . . . . . . . .       -0.8%                10.5%             6.0%                  8.3%
                                                       =========            =========        =========             =========
EBITDA  as a percent of consolidated EBITDA. . . . .       -1.2%                12.4%            10.2%                 10.3%
                                                       =========            =========        =========             =========
Management Services
-------------------
Revenue:
 Property Management fees . . . . . . . . . . . . .    $  19,706            $  20,054        $  60,712             $  46,085
 Facilities management fees . . . . . . . . . . . . .      5,961                3,857           16,725                11,497
 Leases. . . . . . . . . . . . . . . . . . . . . . . .     5,364                4,165           14,809                11,837
 Sales. . . . . . . . . . . . . . . . . . . . . . . .      1,547                1,205            3,727                 3,909
 Other. . . . . . . . . . . . . . . . . . . . . . . .      6,249                4,726           16,146                11,039
                                                       ---------            ---------        ---------             ---------
 Total revenue. . . . . . . . . . . . . . . . . . . .     38,827               34,007          112,119                84,367

Costs and expenses:
 Commissions, fees and other incentives  . . . . . . .     3,134                2,481            9,145                 8,634
 Operating, administrative and other. . . . . . . . .     35,311               26,944           97,833                67,252
 Depreciation and amortization  . . . . . . . . . . .      2,371                2,276            7,088                 5,628
                                                       ---------            ---------        ---------             ---------
Operating income (loss) . . . . . . . . . . . . . .    $  (1,989)           $   2,306        $  (1,947)            $   2,853
                                                       =========            =========        =========             =========
EBITDA . . . . . . . . . . . . . . . . . . . . . . .   $     382            $   4,582        $   5,141             $   8,481
                                                       =========            =========        =========             =========
EBITDA  Margin . . . . . . . . . . . . . . . . . . .        1.0%                13.5%             4.6%                 10.1%
                                                       =========            =========        =========             =========
EBITDA  as a percent of consolidated EBITDA. . . . .        1.3%                12.7%             7.2%                 10.7%
                                                       =========            =========        =========             =========
Merger-related and other nonrecurring charges          $     -              $     -          $     -               $  16,585
---------------------------------------------          =========            =========        =========             =========

(1) Revenue is broken down by material line of business specific to the segment. "Other" includes revenue shown separately in the other segments which is immaterial to the segment.

                        CB RICHARD ELLIS SERVICES, INC
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Dollars in thousands)

                                                    September 30, 1999    December 31, 1998
                                                    ------------------    ------------------
                                                       (Unaudited)
                 ASSETS

Cash and cash equivalents                                $  25,122             $  19,551
Other current assets                                       172,597               156,853
Property and equipment, net                                 62,808                58,366
Goodwill and other intangible assets, net                  503,065               509,037
Other assets, net                                          107,567               113,085
                                                         ---------             ---------
    Total assets                                         $ 871,159             $ 856,892
                                                         =========             =========

   LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturites of long-term debt                      $   3,846             $  12,343
Other current liabilities                                  182,145               213,404
Long-term debt, less current maturities                    413,227               373,691
Other long-term liabilities                                 71,467                60,737
                                                         ---------             ---------
    Total liabilities                                      670,685               660,175

Minority Interest                                            4,150                 5,875

Stockholders' Equity

Contributed capital                                        336,479               335,470
Accumulated deficit                                       (140,155)             (144,628)
                                                         ---------             ---------
    Total stockholders' equity                             196,324               190,842
                                                         ---------             ---------
    Total liabilities and stockholders' equity           $ 871,159             $ 856,892
                                                         =========             =========